Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2013 First Quarter

VAN NUYS, CALIFORNIA - May 3, 2013 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $4.9 million, or $0.18 per diluted share, for the first quarter of 2013. This compares with net income of $6.7 million, or $0.25 per diluted share, for the first quarter of 2012.

Net sales for the 2013 first quarter increased 2 percent to $206.4 million from $202.4 million in the comparable period a year ago, with the majority of improvement reflecting a stronger sales mix. Unit shipments were unchanged at 3.1 million for both periods.

Gross profit for the 2013 first quarter was $13.5 million, or 7 percent of net sales, compared with $17.1 million, or 9 percent of net sales, in the comparable period last year. Certain costs, such as labor and operating supplies, exceeded that incurred in the first quarter of 2012, especially at the company's largest and oldest U.S. facility. The cost for new wheel development activity also was higher than a year ago. Capacity utilization rates remained at high levels.

“Ongoing strength of the auto market, combined with Superior's capacity limitations, continues to create operating challenges, especially at our largest manufacturing facility in the U.S.,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “We currently are making significant enhancements to our existing operations, with an objective of improving process capability and operating efficiencies, and are encouraged that compared to the fourth quarter of 2012, our income performance improved for the first quarter despite lower unit sales volume.

“In addition to accelerating the pace of capital investments in existing facilities this year, we also recently announced that we will build a new manufacturing facility in Chihuahua, Mexico, that initially is expected to increase capacity by 15 to 20 percent. We are confident these investments will enable us to pursue the growth opportunities afforded by the strengthened automotive sector and to achieve our ongoing goal of enhancing shareholder value,” Borick added.

Superior said it will invest approximately $125 million to $135 million to construct and equip the new facility, which will have an initial capacity to produce between 2 million and 2.5 million wheels a year. The company currently produces about 12.5 million wheels annually. Construction is anticipated to be complete in mid-2015.

Selling, general and administrative expenses for the 2013 first quarter increased $300,000 to $7.2 million, and remained unchanged at 3 percent of net sales when compared with the same period last year.

Income from operations decreased to $6.3 million from $10.2 million a year ago, largely mirroring the gross profit decline.

Income tax expense for the first quarter of 2013 was $1.9 million, or 28 percent of pretax income. For the prior year, income tax expense was $4.1 million, or 38 percent of pretax income. The primary factors reducing the 2013 effective tax rate were the settlement of a tax audit for a Mexican subsidiary and tax credits recognized upon the 2013 enactment of the "American Taxpayer Relief Act of 2012". The primary cause of the higher 2012 effective tax rate was the unfavorable impact of changes in tax liabilities for uncertain tax positions.

Balance Sheet

At March 31, 2013, working capital was $345.3 million, including cash, cash equivalents and short-term investments of $190.1 million. At December 30, 2012, working capital was $338.3 million, including cash, cash equivalents and short-term investments of $207.3 million. Superior has no bank or other interest bearing debt.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, May 3, 2013 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to benefits anticipated by capital investments to enhance existing facilities and improve process capabilities and operating efficiencies and the company's plans to construct a new manufacturing facility in Mexico, the location, cost, capacity, time of groundbreaking and benefits for the new manufacturing facility to be built in Mexico, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2012. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31, 2013	March 25, 2012
Net Sales	$206,441	$202,457

Cost of Sales	192,923	185,349
Gross Profit	13,518	17,108

Selling, General and Administrative Expenses	7,209	6,885
Income From Operations	6,309	10,223

Interest Income, net	435	300
Other Income (Expense), net	131	341
Income Before Income Taxes	6,875	10,864

Provision for Income Taxes	(1,941)	(4,131)
Net Income	$4,934	$6,733

Income Per Share:
Basic	$0.18	$0.25
Diluted	$0.18	$0.25

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,311,000	27,170,000
Diluted	27,574,000	27,327,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 31,	December 31,
	2013	2012
Current Assets	$412,434	$404,908
Property, Plant and Equipment, net	153,256	147,544
Investments and Other Assets	47,869	47,149
	$613,559	$599,601

Current Liabilities	$67,119	$66,578
Long-Term Liabilities	67,606	66,118
Shareholders' Equity	478,834	466,905
	$613,559	$599,601